Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	Jan. 31, 2019

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports Fourth-Quarter 2018 Financial Results
Targets 5% Annual Distribution Growth for 2019
TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $314.1 million for fourth quarter 2018 compared to $237.9 million for fourth quarter 2017. The increase in current year net income was largely driven by higher profits from the partnership’s commodity-related activities due to favorable mark-to-market (MTM) adjustments for related hedge positions. The 2018 results also were negatively impacted by a $49.1 million impairment to the partnership’s ammonia pipeline system. Magellan has made the decision to discontinue commercial operations of the ammonia pipeline beginning in late 2019 due to the system’s low profitability and the expected decline in anhydrous ammonia production.
Diluted net income per limited partner unit was $1.37 in fourth quarter 2018 and $1.04 in fourth quarter 2017. Diluted net income per unit excluding MTM commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, was $1.03 for fourth quarter 2018, or $1.24 excluding the 21-cent negative impact of the ammonia pipeline impairment, consistent with guidance provided by management in early November.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $302.4 million for fourth quarter 2018 compared to $308.3 million for fourth quarter 2017. DCF for the 2018 period was negatively impacted by $9.0 million of expected cash costs associated with the future shutdown of the ammonia pipeline as well as $9.0 million of write-off charges for discontinued capital projects.
“Despite the volatility in the energy space during 2018, Magellan generated record distributable cash flow for the year driven by continued strong demand for our essential fee-based refined petroleum products and crude oil pipeline and terminal services,” said Michael Mears, chief executive officer. “Magellan remains committed to our stable fee-based business model, conservative financial policy and disciplined management approach with a long-term perspective. This approach has proven to be very successful in the past and we believe will continue to be the most effective way to manage and grow our company in order to maximize the value created for our investors.”

An analysis by segment comparing fourth quarter 2018 to fourth quarter 2017 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation, amortization and impairment expense:
Refined products. Refined products operating margin was $349.3 million, an increase of $133.1 million, largely due to the favorable impact of MTM adjustments for exchange-traded futures contracts used to hedge the partnership’s commodity-related activities.
Transportation and terminals revenue increased $13.3 million due to higher average pipeline rates. The current period benefited from the mid-year tariff adjustment of 4.4% on July 1, 2018. Further, the overall average refined products tariff increased between periods due to less volume transported on the supply-driven South Texas pipelines, which move at a much lower rate. The vast majority of the partnership’s refined products pipeline movements serve end-use demand markets in Texas and the Mid-Continent region of the United States. Shipments increased 2% for those markets primarily supported by record quarterly distillate shipments from strong demand in crude oil production regions in Texas served by the partnership.
Earnings of non-controlled entities improved due to higher blending margins and sales volume as well as recognition of unrealized gains on open futures contracts of Powder Springs Logistics, LLC, which is owned 50% by Magellan.
Operating expenses increased $17.7 million due to more integrity spending in the current period related to timing of maintenance work, write-off of project costs associated with a previously-announced transmix fractionator that is no longer deemed necessary and higher personnel costs.
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) increased $125.5 million between periods largely due to the recognition of significant unrealized gains in the current period on open futures contracts used to economically hedge the partnership’s commodity-related activities. Details of these and other commodity-related adjustments can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership’s cash product margin, which reflects only transactions that physically settled during the quarter, also increased between periods due to higher hedged sales prices for its butane blending activities.
Crude oil. Crude oil operating margin was $129.8 million, a decrease of $12.0 million. Transportation and terminals revenue increased $11.9 million due to fees earned from new storage and ancillary services in conjunction with storage capacity that Magellan now leases from Seabrook Logistics, LLC, which is owned 50% by Magellan, and higher contributions from the partnership’s condensate splitter. Revenues earned from crude oil pipeline movements were relatively flat between periods. Pipeline shipments grew 25% to a quarterly record due to increased movements on the partnership’s Houston distribution system as well as more spot shipments on the Longhorn pipeline as a result of the favorable pricing differential between the Permian Basin and Houston. However, the overall average crude oil tariff decreased significantly between periods due to proportionately more volume on the Houston distribution system, which moves at a much lower rate, and lower average committed rates on the Longhorn pipeline that became effective in the fourth quarter of 2018.
Earnings of non-controlled entities decreased $4.4 million primarily due to lower contributions from BridgeTex Pipeline Company, LLC, which was owned 50% by Magellan through Sept. 28, 2018 and 30% thereafter following Magellan’s sale of a portion of its interest in BridgeTex. Otherwise, the partnership benefited from higher earnings from Saddlehorn Pipeline Company, LLC, which is owned 40% by Magellan, due to increased shipments associated with a contractual step-up in committed volumes in Sept. 2018 and recent joint tariff arrangements that drive incremental volume to Saddlehorn. Earnings from Seabrook Logistics also increased due to new storage, pipeline and export capabilities it placed into service during third quarter 2018.
Operating expenses increased by $25.3 million due to a number of variance items. These higher costs include fees paid to Seabrook Logistics for contract storage and ancillary services that Magellan utilized to provide services to its shippers, write-off of costs associated with a previously-announced Delaware Basin pipeline project that is no longer being pursued as a stand-alone project, higher environmental accruals related to a product release earlier in 2018, asset retirements for inactive tanks at Cushing and less favorable product overages.
Marine storage. Marine storage operating margin was $30.7 million, an increase of $4.6 million. Transportation and terminals revenue increased due to higher utilization in the current period as a result of more tanks out of service for maintenance work in the fourth quarter of 2017, in part due to damage from Hurricane Harvey. Operating expenses declined mainly due to environmental accruals and clean-up work related to the hurricane that negatively impacted the 2017 period.
Other items. Depreciation, amortization and impairment expense increased due to recent expansion capital expenditures and a $49.1 million impairment to the partnership’s ammonia pipeline system as a result of management’s decision to begin decommissioning this asset later this year due to its challenging economic outlook. G&A expense increased because of higher personnel costs resulting from an increase in employee headcount to support the partnership’s growth and higher incentive compensation expense due to company performance.
Other expense increased due to higher pension-related costs, and provision for income taxes declined as a result of a favorable adjustment in the current period related to prior years.
Net interest expense decreased as a result of lower debt, in part due to repayment of the senior notes due in July 2018 and proceeds from the Sept. 2018 sale of a portion of BridgeTex. As of Dec. 31, 2018, the partnership had $4.3 billion of debt outstanding and $218.3 million of cash on hand with no borrowings outstanding on its commercial paper program.

Annual results
For the year ended Dec. 31, 2018, net income grew to $1,333.9 million compared to $869.5 million in 2017. Primary drivers for the increase relate to the gain on sale of a portion of BridgeTex, higher profits from the partnership’s commodity-related activities due to favorable MTM adjustments for related hedge positions, increased fee-based activities due to strong demand for refined products and crude oil transportation services and the full-year benefit from the partnership’s condensate splitter. Full-year diluted net income per limited partner unit was $5.84 in 2018 and $3.81 in 2017. Annual DCF was a record $1,109.7 million in 2018, or 1.26 times the amount needed to pay distributions related to 2018, compared to $1,021.4 million in 2017.

Expansion capital projects
Magellan remains focused on expansion opportunities, spending nearly $640 million on organic growth construction projects during 2018. Based on the progress of expansion projects already underway, the partnership expects to spend approximately $1.3 billion in 2019 and $400 million in 2020 to complete its current slate of construction projects.
The initial phase of the partnership’s joint-venture marine terminal in Pasadena, Texas became operational earlier this month, comprised of 1 million barrels of storage and a Panamax-capable dock. The partnership continues to make significant progress on the second phase of Pasadena, with an additional 4 million barrels of storage and supporting Aframax-capable dock and pipeline infrastructure expected to be in-service by the end of 2019.
Construction continues for the partnership’s East Houston-to-Hearne refined products pipeline that is expected to be operational in mid-2019. Significant activity is underway for Magellan’s west Texas refined products pipeline expansion, with right-of-way work and pipe steel production in process. Construction is expected to commence in mid-2019, with the west Texas expansion operational in mid-2020.
At this time, Magellan is no longer pursuing a stand-alone project to build a new crude oil pipeline in the Delaware Basin from Wink to Crane, Texas.
“Magellan has become known for its disciplined approach to growth and management of our company,” continued Mears. “Our recent decision to shut down the ammonia pipeline and cancellation of our stand-alone Delaware Basin pipeline construction project demonstrate our commitment to managing all aspects of our business in a disciplined manner.”
In addition, Magellan continues to evaluate well in excess of $500 million of potential organic growth projects in earlier stages of development as well as acquisition opportunities, all of which have been excluded from the partnership’s spending estimates at this time. Potential projects under development include a crude oil pipeline from Cushing, Oklahoma to Houston for which an open season is currently underway through March 29 and an expansion of the Saddlehorn pipeline system.

Financial guidance for 2019
Consistent with its previously-stated goal, management expects to increase annual cash distributions by 5% for 2019 and currently expects to generate annual DCF of $1.14 billion in 2019, resulting in approximately 1.2 times the amount needed to pay cash distributions for 2019. Due to the volatility in the pricing differential between the Permian Basin and Houston that encourages spot shipments on the Longhorn and BridgeTex pipelines, current guidance assumes spot shipments occur on both pipelines during the first quarter of 2019 only. If spot shipments continued throughout the remainder of the year, the partnership’s DCF could be up to $1.2 billion for 2019. Management does not intend to provide financial guidance beyond 2019 at this time but intends to target distribution coverage of at least 1.2 times for the foreseeable future.
“Magellan will continue managing our business in a responsible manner with a focus on creating long-term value for our investors,” added Mears. “We believe our stated goal of increasing annual distributions by 5% for 2019 while maintaining annual distribution coverage of at least 1.2 times for the foreseeable future provides a healthy balance of growth, stability and financial strength during what we expect to be a dynamic period for the energy industry.”
Net income per limited partner unit is estimated to be $3.80 for 2019, with first-quarter guidance of 90 cents. Guidance excludes future MTM adjustments on the partnership’s commodity-related activities.
Management continues to believe the large majority of the partnership’s operating margin will be generated by fee-based transportation and terminals services, with commodity-related activities contributing less than 15% of the partnership’s operating margin.

Earnings call details
An analyst call with management to discuss fourth-quarter financial results and annual guidance for 2019 is scheduled today at 1:30 p.m. Eastern. To join the conference call, dial (800) 908-8951 and provide code 21912805. Investors also may listen to the call via the partnership’s website at www.magellanlp.com/investors/webcasts.aspx.
Audio replays of the conference call will be available from 3:30 p.m. Eastern today through midnight on Feb. 6. To access the replay, dial (800) 633-8284 and provide code 21912805. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments and the ammonia pipeline impairment, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation, amortization and impairment expense. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of an entity.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses exchange-traded futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these futures contracts do not qualify for hedge accounting treatment. However, because these futures contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Forward-looking statements can be identified by words such as: plan, goal, target, guidance, believe, estimate, expect, continue, maintain, foreseeable, future, may, intend, will and similar references to future periods. Although management of Magellan Midstream Partners, L.P. believes such statements are based on reasonable assumptions, actual outcomes may be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects with acceptable expected returns and to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation, storage, blending or processing of those commodities through its existing or planned facilities; (3) changes in the partnership’s tariff rates or other terms as required by state or federal regulatory authorities; (4) shut-downs or cutbacks at refineries, of hydrocarbon production or at other businesses that use or supply the partnership’s services; (5) changes in the throughput or interruption in service on pipelines or other facilities owned and operated by third parties and connected to the partnership’s terminals, pipelines or other facilities; (6) the occurrence of operational hazards or unforeseen interruptions; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or the partnership becoming subject to significant forms of other taxation; (8) an increase in the competition the partnership’s operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2017 and subsequent reports on Forms 8-K and 10-Q. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the heading “Risk Factors.” Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances learned of or occurring after today's date.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2018	2017	2018
Transportation and terminals revenue	$458,930	$486,028	$1,731,775	$1,878,988
Product sales revenue	209,572	374,428	758,206	927,220
Affiliate management fee revenue	4,797	5,227	17,680	20,365
Total revenue	673,299	865,683	2,507,661	2,826,573
Costs and expenses:
Operating	135,724	174,180	577,978	649,436
Cost of product sales	194,947	230,532	635,617	704,313
Depreciation, amortization and impairment	50,527	103,351	196,630	265,077
General and administrative	44,841	47,048	165,717	194,283
Total costs and expenses	426,039	555,111	1,575,942	1,813,109
Earnings of non-controlled entities	42,821	50,274	120,994	181,117
Operating profit	290,081	360,846	1,052,713	1,194,581
Interest expense	56,045	52,444	210,698	220,979
Interest capitalized	(4,761)	(4,101)	(15,565)	(17,455)
Interest income	(627)	(1,550)	(1,415)	(3,010)
Gain on disposition of assets	—	—	(18,505)	(353,797)
Other expense	377	3,569	4,139	13,868
Income before provision for income taxes	239,047	310,484	873,361	1,333,996
Provision for income taxes	1,152	(3,588)	3,830	71
Net income	$237,895	$314,072	$869,531	$1,333,925

Basic net income per limited partner unit	$1.04	$1.38	$3.81	$5.84

Diluted net income per limited partner unit	$1.04	$1.37	$3.81	$5.84

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	228,203	228,403	228,176	228,377

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	228,682	229,052	228,338	228,573

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2018	2017	2018
Refined products:
Transportation revenue per barrel shipped	$1.512	$1.652	$1.495	$1.556
Volume shipped (million barrels):
Gasoline	76.8	67.9	295.5	286.9
Distillates	46.6	49.0	166.2	181.7
Aviation fuel	6.3	9.7	26.5	31.0
Liquefied petroleum gases	0.3	0.6	9.9	11.0
Total volume shipped	130.0	127.2	498.1	510.6

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped	$1.199	$0.945	$1.348	$1.208
Volume shipped (million barrels)	59.4	74.4	196.4	242.8
Crude oil terminal average utilization (million barrels per month)	15.0	17.6	15.3	16.5
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels)(1)	32.0	38.2	98.4	138.2
Saddlehorn - volume shipped (million barrels)(2)	6.9	8.9	19.0	27.4

Marine storage:
Marine terminal average utilization (million barrels per month)	22.1	23.2	23.1	22.7

(1) These volumes reflect the total shipments for the BridgeTex pipeline, which was owned 50% by Magellan through September 28, 2018 and 30% thereafter.
(2) These volumes reflect the total shipments for the Saddlehorn pipeline, which is owned 40% by Magellan.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2018	2017	2018
Refined products:
Transportation and terminals revenue	$287,222	$300,488	$1,096,040	$1,151,980
Affiliate management fee revenue	353	512	1,388	1,512
Earnings (losses) of non-controlled entities	(1,465)	10,425	(1,632)	16,039
Operating expenses	87,528	105,181	400,439	424,851
Transportation and terminals margin	198,582	206,244	695,357	744,680
Product sales revenue	208,072	358,510	717,140	872,144
Less: Cost of product sales	190,459	215,439	586,751	650,071
Product margin	17,613	143,071	130,389	222,073
Operating margin	$216,195	$349,315	$825,746	$966,753

Crude oil:
Transportation and terminals revenue	$128,642	$140,520	$458,455	$549,849
Affiliate management fee revenue	3,639	3,504	13,950	14,832
Earnings of non-controlled entities	43,785	39,354	120,173	162,233
Less: Operating expenses	30,929	56,250	120,920	166,213
Transportation and terminals margin	145,137	127,128	471,658	560,701
Product sales revenue	177	14,380	35,053	46,767
Less: Cost of product sales	3,511	11,727	41,325	44,128
Product margin	(3,334)	2,653	(6,272)	2,639
Operating margin	$141,803	$129,781	$465,386	$563,340

Marine storage:
Transportation and terminals revenue	$43,981	$45,958	$180,683	$180,850
Affiliate management fee revenue	805	1,211	2,342	4,021
Earnings of non-controlled entities	501	495	2,453	2,845
Less: Operating expenses	19,543	15,175	65,296	68,010
Transportation and terminals margin	25,744	32,489	120,182	119,706
Product sales revenue	1,323	1,538	6,013	8,309
Less: Cost of product sales	977	3,366	7,541	10,114
Product margin	346	(1,828)	(1,528)	(1,805)
Operating margin	$26,090	$30,661	$118,654	$117,901

Segment operating margin	$384,088	$509,757	$1,409,786	$1,647,994
Add: Allocated corporate depreciation costs	1,361	1,488	5,274	5,947
Total operating margin	385,449	511,245	1,415,060	1,653,941
Less:
Depreciation, amortization and impairment expense	50,527	103,351	196,630	265,077
General and administrative expense	44,841	47,048	165,717	194,283
Total operating profit	$290,081	$360,846	$1,052,713	$1,194,581

Note: Amounts may not sum to figures shown on the consolidated statements of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING COMMODITY-RELATED ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	December 31, 2018
	Net Income	Basic Net Income Per Limited Partner Unit	Diluted Net Income Per Limited Partner Unit
As reported	$314,072	$1.38	$1.37
Unrealized derivative gains associated with future physical product sales(1)	(88,461)
Inventory valuation adjustments associated with future physical product transactions	10,823
Excluding commodity-related adjustments(2)	$236,434	$1.04	$1.03

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	228,403
Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	229,052

(1) Includes our net share of unrealized derivative gains and losses from the partnership's non-controlled entities.
(2) Please see Distributable Cash Flow Reconciliation to Net Income for further descriptions of commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,		2019
	2017	2018	2017	2018	Guidance

Net income	$237,895	$314,072	$869,531	$1,333,925	$870,000
Interest expense, net	50,657	46,793	193,718	200,514	194,000
Depreciation, amortization and impairment	50,527	103,351	196,630	265,077	230,000
Equity-based incentive compensation(1)	6,458	7,441	6,766	22,768	15,000
Loss on sale and retirement of assets(2)	5,789	1,189	13,370	7,445	10,000
Gain on disposition of assets(3)	—	—	(18,505)	(351,215)	—
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future product transactions(4)	32,347	(81,930)	37,624	(71,548)
Derivative losses recognized in previous periods associated with product sales completed in the period(4)	(8,241)	(24,315)	(25,493)	(39,646)
Inventory valuation adjustments(5)	(3,716)	9,011	332	9,207
Total commodity-related adjustments	20,390	(97,234)	12,463	(101,987)	60,000
Distributions from operations of non-controlled entities in excess of (less than) earnings	5,697	(1,523)	25,216	15,584	38,000
Other(6)	—	—	3,749	3,644	8,000
Adjusted EBITDA	377,413	374,089	1,302,938	1,395,755	1,425,000
Interest expense, net, excluding debt issuance cost amortization	(49,824)	(46,019)	(190,403)	(197,274)	(190,000)
Maintenance capital(7)	(19,331)	(25,633)	(91,163)	(88,736)	(95,000)
Distributable cash flow	$308,258	$302,437	$1,021,372	$1,109,745	$1,140,000

(1)
Because the partnership intends to satisfy vesting of unit awards under its equity-based incentive compensation plan with the issuance of limited partner units, expenses related to this plan generally are deemed non-cash and added back for DCF purposes. The figures above include adjustments of $13.9 million and $9.3 million, respectively, for cash payments associated with the plan, which are primarily related to tax withholdings.

(2)	Losses on sale and retirement of assets are excluded from DCF to the extent they represent a non-cash expense.

(3)
In September 2018, the partnership recognized a $353.8 million gain from the sale of a portion of its interest in BridgeTex Pipeline Company, LLC, of which $351.2 million has been deducted from the calculation of DCF, as it is not related to the partnership's ongoing operations. The remaining $2.6 million represents a purchase price adjustment related to operations, and as such is included in DCF.

In September 2017, the partnership recognized an $18.5 million gain in connection with the sale of an inactive terminal along the partnership's refined products pipeline system, which has been deducted from the calculation of DCF because it is not related to the partnership's ongoing operations.

(4)
Certain derivatives used by the partnership as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in net income. The partnership excludes the net impact of these hedges from its determination of DCF until the related products are physically sold. In the period in which these hedged products are physically sold, the net impact of the associated hedges is included in its determination of DCF.

(5)
The partnership adjusts DCF for lower of average cost or net realizable value adjustments related to inventory and firm purchase commitments as well as market valuation of short positions recognized each period as these are non-cash items. In subsequent periods when the partnership physically sells or purchases the related products, it adjusts DCF for the valuation adjustments previously recognized.

(6)
Other adjustments in 2018 include a $3.6 million adjustment recorded to partners' capital as required by the partnership's adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers. The amount represents cash that the partnership had previously received for deficiency payments but did not yet recognize in net income under the previous revenue recognition standard. Other adjustments in 2017 include payments received from HollyFrontier Corporation in conjunction with the February 2016 Osage Pipe Line Company, LLC ("Osage") exchange transaction. These payments replaced distributions the partnership would have received had the Osage transaction not occurred and are, therefore, included in the partnership's calculation of DCF.

(7)
Maintenance capital expenditures maintain existing assets of the partnership and do not generate incremental DCF (i.e. incremental returns to the unitholders). For this reason, the partnership deducts maintenance capital expenditures to determine DCF.